Exhibit 16

The Ernst & Young Building	Tel	61 2 92485555
321 Kent Street	Fax	61 2 92626565
Sydney NSW 2000	DX	Sydney Stock
Australia		Exchange 10172

GPO Box 2646
Sydney NSW 2001

October 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C 20549
UNITED STATES OF AMERICA

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated September 12, 2004, of Marshall Edwards, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs on page 1 and the eighth and ninth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained in the first, fifth, sixth, seventh and tenth paragraphs on pages 1 and 2 of the above referenced filing.

Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements, included in the paragraph 4 on page 1 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant’s 2004 financial statements.

/s/ Ernst & Young

Liability limited by the Accountants Scheme, approved
under the Professional Standards Act 1994 (NSW)